Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Occidental Petroleum Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-83124) on Form S-8 of Occidental Petroleum Corporation and the Occidental Petroleum Corporation Savings Plan of our report dated April 25, 2003, with respect to the statements of net assets available for benefits as of December 31, 2002, and supplemental schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2002, which report appears in the December 31, 2002 annual report on Form 11-K of the Occidental Petroleum Corporation Savings Plan.


/s/ KPMG LLP

Los Angeles, California
June 24, 2003


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